SCHEDULE 14C
(Rule 14c-101)

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒	Definitive information statement.

The Banker’s Store, Inc.
(Name of Registrant as Specified in Its Charter)

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Important Notice Regarding the Availability of Informational Materials for the Annual Meeting of Shareholders To Be Held on Thursday, January 17, 2008

This communication presents only an overview of the more complete informational materials that are available to you on the Internet. We encourage you to access and review all of the important information regarding the shareholder meeting. This notice also serves as the formal notice of the annual meeting of shareholders.

These materials are available from the Internet at www.bankersstore.com/annualmeeting.

If you want to receive a paper or e-mail copy of these documents, you must specifically request one. There is no charge to you for requesting a copy.  You must make your request on or before December 18, 2007, in order that your request can be delivered on a timely basis. See the instructions below to request materials to be mailed or emailed.

Annual meeting date, time, location and record date

The annual meeting will be held at 4 p.m. Thursday, January 17, 2008, at the headquarters of The Banker’s Store, Inc., at 1535 Memphis Junction Rd., Bowling Green, Kentucky, 42101. Shareholders of record on November 30, 2007 will be entitled to vote at the annual meeting and to receive notice of the annual meeting.

Informational materials available from the Web site

The following materials can be read or downloaded from www.bankersstore.com/annualmeeting:

•	This notice of the annual meeting and notice of availability of annual meeting materials
•	An Information Statement regarding the annual meeting
•	Annual report on Form 10-KSB (including an amendment)
•	CEO’s letter to shareholders

Matters to be acted upon at the meeting

The matters to be acted upon at the meeting are described more fully in the Information Statement.  In summary, here are the matters to be considered at the annual meeting and our recommendations:

•	Electing Vincent C. Buckman, Paul D. Clark, Roberta W. Clark, Cynthia A. Hayden and Samuel J. Stone as directors. The Board of Directors recommends that shareholders vote in favor of all nominees.

•	Ratifying the appointment of Marmann, Irons and Associates, PC, as independent public accountants for the fiscal year ending May 31, 2008. The Board recommends shareholder approval.
•	Increasing the number of common shares authorized from 40 million to 200 million. The Board recommends shareholder approval.
•	Authorizing 2 million shares of preferred stock. The Board recommends shareholder approval.
•	Amending the certificate of incorporation and bylaws to permit shareholders to act by less than unanimous written consent. The Board recommends shareholder approval.
•	Amending the company’s by-laws to permit our transfer agent to issue our securities in book entry form. The Board recommends approval.

You may attend the meeting and vote in person.  Please call the toll-free number for directions to the meeting, and for assistance on how to vote in person. We are not soliciting proxies for voting at the annual meeting.

To request mail or email delivery of informational materials

•	Call the company at (800) 726-0337, email annualmeeting@bankersstore.com or visit www.bankersstore.com/annualmeeting
•	Let us know your preference for mailed or emailed copies
•	Verify your mailing address or supply an email address
•	Choose whether you would like materials mailed or emailed to you only for this meeting, or for all future meetings.

December 6, 2007

THE BANKER’S STORE, INC.
1535 MEMPHIS JUNCTION ROAD
BOWLING GREEN, KENTUCKY 42101

INFORMATION STATEMENT

GENERAL INFORMATION

Time and Place of Annual Meeting

The annual meeting will be held on Thursday, January 17, 2008 at 4 p.m., Central Time, at 1535 Memphis Junction Road, Bowling Green, Kentucky 42101.

Record Date

Record holders of Common Stock of the Company, as shown on our stock register on November 30, 2007, may vote at the meeting.  As of that date, the Company had 14,954,781 shares of Common Stock issued and outstanding.

First Mailing Date of Notice of Availability of Information Statement and Posting of Information Statement on the Company’s Website

This Information Statement, the Notice Regarding Availability of Informational Materials, the Company’s Annual Report on Form 10-KSB for the fiscal year ended May 31, 2007, including an amendment, and the Chief Executive Officer’s Letter to Shareholders (“Annual Meeting Materials”) are being posted on the Company’s website at www.bankersstore.com/annual meeting beginning on or about December 6, 2007.  In addition, the Notice of Availability of Informational Materials is being mailed to shareholders on or about December 6, 2007.

Requests for Copies of the Information Statement

The Company is not requesting or soliciting proxies for use at the meeting.  The Company will provide an e-mail or a “paper” copy of the Information Statement and other Annual Meeting Materials to any shareholder who requests a copy.  Shareholders may request a copy of the Information Statement and other Annual Meeting Materials for this meeting as well as for all future shareholder meetings by calling (800)726-0337 or sending an e-mail to annualmeeting@bankersstore.com.

Information About Voting

You may vote in person at the meeting.  We are not requesting or soliciting any proxies for voting at the meeting.  You are entitled to one vote for each share of Common Stock of record held by you.

Quorum

In order to carry on the business of the meeting, we must have a quorum.  This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.  Shares owned by the Company are not voted and do not count for this purpose.

Votes Needed

Nominees for director receiving the highest number of votes cast will be elected to fill the seats on the Board.  Approval of the amendment to our Certificate of Incorporation to increase the authorized shares of Common Stock from 40,000,000 to 200,000,000 shares, approval of the amendment to our Certificate of Incorporation to authorize 2,000,000 shares of Preferred Stock, approval of the amendment to our Certificate of Incorporation and Bylaws to permit shareholders to act by less than unanimous written consent and approval of the amendment to our Bylaws to permit the issuance of our securities in book entry form will each require the favorable vote of a majority of the outstanding shares of the Company’s Common Stock. Ratification of the appointment of Marmann, Irons & Associates PC requires the favorable vote of a majority of the votes cast. Paul D. Clark and Roberta W. Clark beneficially own approximately 84% of the Company’s outstanding shares and have indicated that they will vote for the election of all nominees for director and in favor of all proposals.  Accordingly, the election of the nominees and the approval of the proposals are assured.

CORPORATE GOVERNANCE

General Information about the Board of Directors

The Board of Directors oversees the management of the Company on your behalf.  The Board reviews the Company's long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage the Company's business day to day, and evaluating his performance. The Board has established a Board consisting of five directors for the upcoming fiscal year.

The Company’s Common Stock is not traded on a national securities exchange or an inter-dealer quotation system that has requirements related to director independence or composition of certain board committees.  Currently, the Company’s Common Stock is traded on the over-the-counter bulletin board (OTCBB).

The Board held four meetings during the fiscal year ended May 31, 2007.  Each director attended at least 75% of the total Board meetings held during the fiscal year ended May 31, 2007. In addition, each director of the Company attended the Company’s previous annual meeting of shareholders held on January 11, 2007.  The Company expects each of its directors to attend each future annual meeting of shareholders absent a significant personal or business conflict.

Director Independence

None of the Company’s directors would be considered "independent" as defined by federal securities laws and NASDAQ listing standards. Although the Company does not have a definite plan, the Company may expand its Board of Directors in the future to include one or more independent directors.

Board Committees

The Board has not established separate audit, nominating or compensation committees. In the event that the membership of the Board is expanded in the future, the Board may consider the establishment of committees in order to perform its duties more efficiently.

Code of Ethics

The Company has not yet adopted a Code of Ethics, but expects to adopt a code of ethics during the upcoming fiscal year.

Nomination Process

Directors are elected each year by shareholders at the annual meeting. Currently, the Board of Directors leads the search for individuals qualified to become members of the Board and selects director nominees to be presented for approval at the annual meeting of shareholders.  If the Board is expanded in the future, the Board may establish a nominating committee in order to perform this function more efficiently.

The Board selects nominees who have personal and professional integrity, who have demonstrated business ability and judgment and who are effective, in conjunction with the other nominees and members of the Board, in collectively serving the interests of shareholders.

Shareholders may propose nominees for election as directors.  The Board will evaluate director nominee candidates based on the same criteria regardless of whether they are recommended by Committee members or by a shareholder.  Shareholders should submit the following information ("Nomination Information") in writing to the Company at 1535 Memphis Junction Road, Bowling Green, Kentucky 42101: (a) the shareholder's name and address; (b) number of shares of the Company's stock held by the shareholder; and (c) the following Nomination Information with respect to the nominee: (i) name, age, business address and residence address; (ii) principal occupation or employment; (iii) number of shares of the Company's stock held by the nominee; and (iv) the reason the shareholder believes the nominee is qualified to serve as a director.  Upon request, the shareholder must submit additional information reasonably requested by the Board, including information that would be required to be disclosed about a director nominee pursuant to federal proxy disclosure requirements.  If a shareholder wishes to submit a name for consideration by the Board for director nomination at the next annual meeting of shareholders, the Nomination Information must be received by the Company no later than August 11, 2008.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

The Board is nominating for election each of the following persons: Vincent C. Buckman, Paul D. Clark, Roberta W. Clark, Cynthia A. Hayden and Samuel J. Stone All directors elected at the meeting will be elected to hold office until the next annual meeting.  In voting to elect directors, shareholders are not entitled to cumulate their votes. Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

None of the five nominees for election as directors are "independent" within the meaning of federal securities laws and NASDAQ listing standards.  Information on each of our nominees is given below.

The Board Recommends You Vote FOR Each of the Following Nominees:

Vincent C. Buckman Age 64 Director since 2006
Mr. Buckman became a director of the Company on October 9, 2006.  Mr. Buckman also became the President and Chief Executive Officer of the Company on October 9, 2006.  Previously, From 2004 to October 2006, Mr. Buckman was a division manager of a national company that markets equipment and services to financial institutions. From 2002 to 2003, he served as a consultant to companies interested in consolidating bank service and maintenance companies.  From 1991 to 2001, he was a principal in Buckman & Associates, engaged as a manufacturer’s representative of automated banking and physical and electronic security equipment to banks and other financial institutions.  He holds a bachelors degree from the University of Evansville.

Paul D. Clark Age 64 Director since 1998
Mr. Clark is a founder of the Company.  He has served as a director of the Company since 1998.  He served as President,  Chief Executive Officer and Chief Financial Officer of the Company from 1998 until October 9, 2006.  He is currently the Chairman of the Board.  He has worked in a variety of management and sales positions in the electronic security and banking equipment industries as well as the United States Navy.  He obtained his education and training from several technical schools and received an Industrial Electronics degree in 1970.  Mr. Clark also received medical electronics specialist training and was an interior communication electrician in the United States Naval Submarine Service.  Mr. Clark also attends specialized training courses annually to stay current in the field of security.  Mr. Clark is the husband of Roberta W. Clark and father of Cindy Hayden.

Roberta W. Clark Age 63 Director since 1998
Ms. Clark has served as a director since 1998. She also served as the Secretary of the Company from 1998 to October 9, 2006. From 1997 to 1998, she served in similar positions with AAA Alarms.  She attended Colorado State University, where she received a B.A. in Art in 1965. She is the wife of Paul D. Clark and mother of Cindy Hayden.

Cynthia A. Hayden Age 37 Director since 2006
Ms. Hayden became a director of the Company on October 9, 2006. She also became the Vice President and Secretary of the Company on October 9, 2006. Ms. Hayden also serves as Managing Director of BG Office Equipment. Ms. Hayden joined the Company in 1998 and served in and implemented various positions and procedures including the inventory system, shipping/receiving, accounting, software and establishment of the office furnishings/design division of the Company.  Currently, she serves in the accounting department and handles shareholder relations.  Prior to joining the Company, Ms. Hayden worked in various positions within the steamship industry and was a Purser with Royal Caribbean Cruises. Ms. Hayden is the daughter of Paul and Roberta Clark.

Samuel J. Stone Age 54 Director since 2006
Mr. Stone became a director of the Company on October 9, 2006.  Mr. Stone served as the Chief Financial Officer of Stat Group, LLC in 2006, through October 9, 2006.  From 1999 to 2005, he was the Controller of a national banking related sales and service company which sold and serviced image systems, ATMs and traditional equipment to financial institutions throughout the United States.  Mr. Stone holds a bachelors degree from the University of Kentucky.

Directors, Executive Officers and Principal Shareholders

The following table sets forth the share ownership of directors, executive officers and shareholders known by the Company to own beneficially five percent (5%) or more of its outstanding Common Stock as of November 30, 2007.

		Common Stock Beneficially Owned (1)

Name	Position	Amount(2)	Percentage(2)

Vincent C. Buckman	President and Chief Executive Officer; Director	100,000	*

Paul D. Clark (3)	Chairman of the Board; Principal Shareholder; Director	12,649,346	83.6%

Roberta W. Clark (3)	Principal Shareholder; Director	12,649,346	83.6%

Cynthia A. Hayden	Vice President, Secretary; Director	329,570	2.2%

Samuel J. Stone	Chief Financial Officer, Director	83,333	*

Executive Officers and Directors serving as of 11/30/07 as a group, including the above (5 persons)		13,162,249	86.9%

* Indicates less than one percent.

1.           All officers, directors and principal stockholders have sole investment and voting power unless otherwise indicated.

2.           The amounts and percentages shown below include the following number of shares subject to options which were exercisable as of November 30, 2007 or which become exercisable within 60 days of November 30, 2007: options for 100,000 shares held by Mr. Buckman and options for 83,333 shares held by Mr. Stone.

3.           Paul D. Clark and Roberta W. Clark each own 6,324,673 shares of Common Stock. Because they are husband and wife, they may be deemed to beneficially own both the shares held by them and the shares held by their spouse.

EXECUTIVE COMPENSATION

Set forth below is the Company’s Summary Compensation Table.  Only two executive officers are included in the Summary Compensation Table because no executive officers of the Company received total compensation from the Company during the past fiscal year in excess of $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Fiscal Year(2)	Salary(3)	Option Awards(4)	Total
Vincent C. Buckman	2007	$70,154	$6,303	$ 76,457
President and Chief Executive Officer	2006	---	---	---

Samuel J. Stone	2007	$60,808	$5,253	$66,061
Chief Financial Officer	2006	---	---	---

(1) Mr. Buckman and Mr. Stone did not serve as executive officers of the Company during the fiscal year ended May 31, 2006.

(2) The years shown are the Company’s fiscal years ended May 31, 2007 and 2006.

(3) Mr. Buckman and Mr. Stone entered into Employment Agreements with the Company on October 7, 2006, which provided for annual salaries of $120,000 and $102,000, respectively.  The amounts shown represent the amount paid to them during the period beginning in October 2006 (when they commenced their employment with the Company) and ended May 31, 2007, the Company’s fiscal year-end. The Company did not pay or provide perquisites or other personal benefits to any of the named executive officers in an aggregate amount in the fiscal years ended May 31, 2007 or May 31, 2006, of $10,000 or more.

(4) The amount shown represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 31, 2007, with respect to options for 300,000 shares and 250,000 shares of the Company’s Common Stock granted in October 2006 to Mr. Buckman and Mr. Stone, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Persons(1)	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Unexercised Options Unexercisable(2)	Option Exercise Price	Option Expiration Date

Vincent C. Buckman	---	300,000	$0.07	10/09/2011

Samuel J. Stone	---	250,000	$0.07	10/09/2011

(1) The options shown are the only equity awards granted to the Company’s named executive officers which were outstanding at the Company’s fiscal year-end, May 31, 2007.

Aggregated Option Exercises in Last Fiscal Year

No options relating to the Company’s Common Stock were exercised during the fiscal year ended May 31, 2007.

Option Grants in Last Fiscal Year

The Company did not grant any options during the fiscal year ended May 31, 2006. Under Employment Agreements entered into Mr. Buckman and Mr. Stone in October 2006, the Company granted options to Mr. Buckman and Mr. Stone to purchase 300,000 shares and 250,000 shares, respectively, of the Company’s Common Stock. The Company also agreed to issue options to Mr. Buckman to purchase an additional 245,455 shares of Common Stock and options to Mr. Stone to purchase an additional 204,545 shares of Common Stock pursuant to the Employment Agreements. These additional options will be granted pursuant to 2006 Stock Ownership Incentive Plan.  See “Equity Compensation Plan.”

Director Compensation

During the 2007 fiscal year, none of the directors received any compensation for their service on the Board of Directors.

Equity Compensation Plan

The Company’s only equity compensation plan is the 2006 Stock Ownership Incentive Plan (“Plan”). The Plan was approved by shareholders at the Company’s most recent Annual Meeting of Shareholders.  The purpose of the Plan is to enhance the ability of the Company to secure and retain the services of qualified employees and non-employee directors and to provide incentives for such employees and non-employee directors to exert maximum efforts for the success of the Company.

Authorized Shares.  The number of shares of Common Stock authorized for issuance under the Plan is 950,000 shares. Shares as to which options or other awards under the Plan lapse, expire, terminate, are forfeited or are canceled will again be available for awards under the Plan.

In the event of any change in the corporate structure of the Company affecting the Common Stock, such as a merger, reorganization, consolidation, recapitalization, reclassification, stock split or similar transaction, the Board of Directors or any administering committee appointed by the Board (“Committee”) will substitute or adjust the total number and class of securities which may be issued under the Plan and the number, class and price of shares subject to outstanding awards as it, in its discretion, determines to be appropriate and equitable to prevent dilution or enlargement of the rights of participants and to preserve the value of outstanding awards.

Eligible Participants.  Full-time employees of the Company and its subsidiaries and non-employee directors of the Company are eligible to receive awards under the Plan. Participants will be selected by the Board (or the Committee). As of May 31, 2007, the Company had approximately 21 full-time employees.

Administration of the Plan.  The Plan is administered by the Board of Directors or a Committee appointed by the Board to administer the Plan. The Board or the Committee will determine, subject to the terms of Plan, the persons to receive awards, the size, type and frequency of awards, the terms and conditions of each award, and whether any performance goals have been met. The Board of Directors or the Committee will also have the power to accelerate the exercisability of awards, waive restrictions and conditions applicable to awards, and interpret the provisions of the Plan.

Limitations on Awards.  The Plan provides for the grant of stock options and restricted stock. No more than 450,000 shares of restricted stock may be awarded under the Plan. In addition, no person may be granted more than 100,000 shares of restricted stock or options for more than 200,000 shares during any calendar year. In the event of any change in the corporate structure of the Company affecting the Common Stock, such as a merger, reorganization, consolidation, recapitalization, reclassification, stock split or similar transaction, the Board of Directors or the Committee will make appropriate and equitable adjustments to the award limitations under the Plan.

No Repricing.  Without shareholder approval, neither the Board of Directors nor the Committee will have any authority, with or without the consent of the holders of awards, to “reprice” any awards after the date of initial grant with a lower exercise price in substitution for the original exercise price.

Change in Control.  Upon a Change in Control, as defined in the Plan, all outstanding options will become fully vested and immediately exercisable. In addition, any restrictions and other conditions pertaining to restricted stock held by participants will lapse and such shares will become immediately transferable and nonforfeitable, subject to applicable securities law requirements.

Termination of the Plan.  The Plan will terminate on the earliest of (a) the 10th anniversary of its effective date; (b) the date when all shares available for issuance under the Plan have been acquired and payment of all benefits in connection with awards under the Plan has been made; or (c) such other date as the Board of Directors may determine.

Employment Agreements

On October 9, 2006 the Company entered into Employment Agreements with Vincent C. Buckman and Samuel J. Stone with regard to their service as President and Chief Executive Officer and Chief Financial Officer, respectively.

Each of the Employment Agreements has a two-year term and is automatically extended for one additional year at the end of the initial term and each extension period, unless one party gives the other party at least 60 days notice prior to the end of the applicable term.  Mr. Buckman’s annual base salary is $120,000 and Mr. Stone’s annual base salary is $102,000.  Mr. Buckman and Mr. Stone will be considered for bonuses annually by the Board of Directors based on their performance during the preceding year.  Bonuses may be paid in cash, stock or a combination thereof, in the discretion of the Board.

Mr. Buckman’s Employment Agreement provided that the Company would grant him options to purchase an aggregate of 545,455 shares of Common Stock at the fair market value on the date of grant as follows: (a) an option to purchase 300,000 shares within 30 days of the date on which his employment commenced in October 2006; (b) an option to purchase 122,728 shares on the first anniversary date of the Employment Agreement (October 2007); and (c) an option to purchase 122,727 shares on the second anniversary date of the Employment Agreement (October 2008).

Mr. Stone’s Employment Agreement provided that the Company would grant him options to purchase an aggregate of 454,545 shares of Common Stock at the fair market value on the date of grant as follows: (a) an option to purchase 250,000 shares within 30 days of the date on which his employment commenced (October 2006); (b) an option to purchase 102,273 shares on the first anniversary date of the Employment Agreement (October 2007); and (c) an option to purchase 102,272 shares on the second anniversary date of the Employment Agreement (October 2008).

All options granted pursuant to the Employment Agreements will have a term of five years and will vest in three equal annual installments, commencing on the first anniversary of the date of grant.

The Employment Agreements may be terminated by the Company on the death or disability of the executive officer, or in the event that such executive officer engages in any act constituting “misconduct” as defined in the Employment Agreement.  The Executive Officers may terminate their Employment Agreements if the Company materially breaches any material provision of the Employment Agreement or following a Change in Control (as defined in the Employment Agreement).  If the Executive Officer terminates the Employment Agreement for “cause”, the Executive Officer will be entitled to a monthly salary equal to the base salary set forth in the Employment Agreement for a period of 12 months following termination of employment.

Both Employment Agreements provide for reimbursement for reasonable business and travel expenses and reimbursement of $500 per month for housing expenses during the first year.  The Executive Officers will be entitled to participate in any other individual or group life insurance, health insurance, qualified pension or profit sharing plan or any other fringe benefit program which the Company may from time to time make available to its executive employees.  The Company has also agreed to indemnify the Executive Officers to the full extent permitted by law and to the extent that the Company obtains or maintains directors and officers liability insurance covering any executive officers of the Company, to provide such insurance to the Executive Officers.  The Employment Agreements contain provisions relating to non-disclosure of proprietary information and a covenant not to compete with the Company for one year following termination of employment in certain geographic areas.  The Employment Agreements also provide that the Executive Officers will not, while employed by the Company and for a period of one year following termination, directly or indirectly solicit or induce any employee of the Company to leave the Company or hire any individual employed by the Company.

On February 1, 1998, the Company entered into an employment agreement with Paul D. Clark, pursuant to which the Company employed Mr. Clark for successive three-year terms.  The agreement provided for an initial base salary of $78,500 per year and the provision of family health insurance, and a $100,000 whole life insurance policy. As of January 1, 2007, this employment agreement was modified to provide for a $12,000 per year base salary.

Related Party Transactions

We have entered into two operating leases with Paul D. Clark, Chairman of the Board.  The leases relate to a total of 32,000 square feet of office and warehouse space located in Bowling Green, Kentucky.  The leases provide for a monthly rent of $7,200 in the aggregate plus payment of maintenance expenses. In January 2007, the monthly rent was increased to $7,900 as a result of an increase in property taxes. One of the leases expires in August 2008 and the other lease expires in September 2008. The Company believes that the terms of these leases are at least as favorable as those which could have been obtained from an unrelated third party.

During the last fiscal year, as well as in prior years, a portion of Mr. Clark’s salary was deferred.  In addition, from time to time, Mr. Clark has advanced amounts on behalf of the Company for which the Company has issued Mr. Clark a promissory note.  As of May 31, 2007, the Company owed Mr. Clark $189,625 for cash advanced for inventory and $263,100 in deferred compensation.  During the year ended May 31, 2007, Mr. Clark was paid $18,366 principal and $7,419 accrued interest as repayment for cash advanced.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership.  Based on a review of such forms, the Company believes that during the last fiscal year, all of its executive officers, directors and ten percent shareholders complied with the Section 16 reporting requirements.

Report of the Audit Committee

As of the date of this Proxy Statement, the Company has not appointed an audit committee. Therefore, the functions of an audit committee are being performed by the Board of Directors of the Company.

In the future, the Company will consider the establishment of an audit committee. If and when established, the audit committee's primary function would be to provide advice with respect to the Company's financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance.

The Board of Directors oversees the Company's financial reporting process. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Board of Directors reviews the interim financial statements filed quarterly and the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. During the fiscal year ended May 31, 2007, due to the size of the Company’s Board, the Board of Directors did not have a financial expert

The Board of Directors reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under standards of the Public Company Accounting Oversight Board. In addition, the Board of Directors has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services (comprised of tax preparation services) with the auditors' independence.

The Board of Directors discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Board of Directors met with the independent auditors, with management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The independent auditors afforded the Board, which they declined, an opportunity to meet without management present. In reliance on the reviews and discussions referred to above, the Board of Directors approved the audited financial statements included in the Annual Report on Form 10-KSB for the year ended May 31, 2007 for filing with the Securities and Exchange Commission. The Board of Directors also approved the selection of the Company's independent auditors.

PROPOSAL 2: APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED

The Board of Directors recommends that shareholders approve an amendment to the Company’s Certificate of Incorporation  providing for an increase in the number of authorized shares of Common Stock from 40,000,000 to 200,000,000 shares (“Amendment to Increase Authorized Common Stock”). As of November 30, 2007, the Company had a total of 14,954,781 shares of Common Stock outstanding, 775,001 shares of Common Stock reserved for issuance upon exercise of outstanding options and the Company was obligated to issued an additional 300,000 shares pursuant to an investment advisory agreement.

The additional shares of Common Stock to be authorized by the proposed amendment will, if and when issued, be identical to the shares of Common Stock now authorized and outstanding. The increase in authorized shares will not affect the terms or rights of the holders of existing shares of Common Stock. Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, and therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing shareholders.

The increase in the number of authorized but unissued shares of Common Stock will allow the Company, without further stockholder approval, to issue shares from time to time for a variety of business purposes, such as effecting stock splits and stock dividends, raising additional capital for ongoing operations and acquisitions, issuing shares as consideration for acquisitions, issuing shares under employee benefit programs, facilitating financings (including use of shares as payment of underwriting or placement fees) and other corporate purposes. Other than issuances under the Company’s equity compensation plans, there are currently no commitments for the issuance of the additional shares of Common Stock which are to be authorized.

While it is not the intention of the Board of Directors, this proposal could make a change in control of the Company more difficult to effect. For example, the additional shares could be sold to purchasers who might side with the Board in opposing a takeover bid, which could discourage a potential acquirer.

The Board of Directors believes that the Amendment to Increase Authorized Common Shares would enhance the Company’s opportunities for growth. The additional authorized shares would provide the Company with the flexibility to issue shares from time to time as may be desirable for our business. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for the approval of the amendment to the Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 TO 200,000,000 SHARES.

PROPOSAL 3: APPROVAL OF AMENDMENT TO AUTHORIZE SHARES OF PREFERRED STOCK

The Company’s Certificate of Incorporation does not provide for preferred stock.  The Board of Directors recommends that shareholders approve an amendment (“Amendment to Authorize Preferred Stock”) to the Certificate of Incorporation to authorize 2,000,000 shares of preferred stock, $.01 par value per share (“Preferred Stock”). If the Amendment to Authorize Preferred Stock is approved, the Board will have the right to issue, without shareholder approval, up to 2,000,000 shares of what is commonly referred to as “blank check” preferred stock because the Board would be able to fix by Board resolution the series, number of shares of any series, and the rights, powers, preferences and limitations of any series as permitted by New York law.

The Board believes that Preferred Stock would provide the Company with greater flexibility in structuring any acquisitions, joint ventures and capital raising transactions. The effect of the issuance of Preferred Stock cannot be determined until the Board designates the specific rights of the Preferred Stock being issued.  However, the effects may include, among other things, restricting dividends on Common Stock, diluting the voting power of Common Stock, reducing the market price of Common Stock or impairing the liquidation value of Common Stock.  The issuance of Preferred Stock could also dilute the stock ownership or voting power of any persons seeking to gain control of the Company, making it more difficult for a third party to effect a change in control.  Similarly, the issuance of Preferred Stock to persons allied with the Company’s management could make it more difficult to remove current management by diluting the stock ownership or voting power of persons seeking to cause their removal.  The Board is not aware of any attempt or contemplated attempt by any person to acquire control of the Company and this Amendment to Authorize Preferred Stock is not being proposed as an anti-takeover device.

If the Amendment to Authorize Preferred Stock is approved, the Board will have authority to determine, among other things:
•	The designation of the series, which may include a distinguishing number, letter or title;
•	The number of shares in the series;
•	The amounts and dates of any dividends, and the preferences (if any) of such dividends, on the Preferred Stock and whether the dividends will be cumulative or noncumulative;
•	The redemption rights and price, if any for shares of the series;
•	The terms and amounts of any sinking fund provided for redemption of the shares of the series;
•	The amounts payable on, and the preferences (if any) of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;
•	Whether the shares of the series will be convertible into or exchangeable for shares of any other series or any other security of the Company;
•	The restrictions on the issuance of shares of the same series or any other class or series; and
•	The voting rights, if any, of the holders of the series.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AUTHORIZE 2,000,000 SHARES OF PREFERRED STOCK.

PROPOSAL 4: APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS TO PERMIT SHAREHOLDERS TO ACT BY LESS THAN UNANIMOUS WRITTEN CONSENT

Under New York law, unless a company’s certificate of incorporation expressly permits the holders of outstanding shares having not less than the minimum number of votes necessary to approve a matter at a meeting of shareholders to take actions by written consent, these actions must be signed by all shareholders entitled to vote on the matter.  The Company’s current Certificate of Incorporation does not permit actions by less than unanimous written consent of shareholders and the Company’s Bylaws provide for shareholder action by unanimous written consent. A copy of the proposed amendments to the Certificate of Incorporation and Bylaws to permit shareholders to act by less than unanimous written consent of shareholders is attached as Appendix A.

Paul D. Clark, Chairman of the Board, and Roberta W. Clark, a director of the Company and the spouse of Mr. Clark, currently own approximately 84% of the Company’s outstanding Common Stock. Accordingly, Mr. and Mrs. Clark possess the voting power necessary to approve proposals by voting at a shareholder meeting. Pursuant to the proposed amendment, Mr. and Mrs. Clark would likewise possess the voting power to approve proposals by written consent.

The Company’s Board of Directors believes it is in the best interests of the Company to amend the Certificate of Incorporation to allow actions by written consent to be taken by the shareholders entitled to approve the matter at a meeting of shareholders.  Modern publicly-held companies commonly allow for actions by less than unanimous written consent of shareholders as it is not feasible to obtain the signature of all holders of outstanding stock of most public companies.  This amendment to the Certificate of Incorporation will afford the Company greater flexibility to take appropriate corporate actions and potentially save the time and expense of calling a shareholder meeting. Under New York law, notice of any action taken by less than unanimous written consent of shareholders will be promptly given to those shareholders who have not consented in writing to the action.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND BYLAWS TO PERMIT SHAREHOLDERS TO ACT BY LESS THAN UNANIMOUS WRITTEN CONSENT.

PROPOSAL 5: APPROVAL OF AMENDMENT TO BYLAWS TO AUTHORIZE ISSUANCE OF UNCERTIFICATED SHARES.

The Company’s Bylaws currently provide that all shares shall be represented by certificates.  In order to facilitate transfer of the Company’s securities and provide for transfer of the Company’s stock pursuant to current methods utilized by most public companies and transfer agents, the Company’s Board of Directors believes it is in the best interests of the Company to amend the Company’s Bylaws to allow issuance of uncertificated or “book entry” shares of the Company’s stock.  A copy of the proposed amendment is attached as Appendix B.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO THE BYLAWS TO AUTHORIZE ISSUANCE OF UNCERTIFICATED SHARES.

PROPOSAL 6:RATIFICATION OF THE APPOINTMENT OF MARMANN, IRONS & ASSOCIATES PC, AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MAY 31, 2008

The Board is seeking shareholder ratification of its appointment of Marmann, Irons & Associates PC, as independent public accountants for the fiscal year ending May 31, 2008.  Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of the Company's financial reporting.  Even if shareholders vote on an advisory basis in favor of the appointment, the Board may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.  An affirmative vote of a majority of votes cast at the meeting is required for ratification.  Representatives of Marmann, Irons & Associates PC are expected to be present at the Annual Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Audit Fees and Expenses for the Fiscal Year Ended May 31, 2007

During the fiscal year ended May 31, 2007, the Company was billed and paid Marmann, Irons & Associates PC for the audit of our annual financial statements and review of our quarterly financial statements the amount of $55,521.

Audit Fees and Expenses for the Fiscal Year Ended May 31, 2006

During the fiscal year ended May 31, 2006, the Company was billed and paid Marmann, Irons & Associates PC for the audit of our annual financial statements and review of our quarterly financial statements the amount of $51,116.

Tax Fees

During the fiscal years ended May 31, 2007 and 2006, the Company was billed and paid Marmann, Irons & Associates PC $ 6,400 and $6,200, respectively, for tax preparation work.

Proposals of Shareholders For Next Annual Meeting

In order for a shareholder proposal to be included in the Company's proxy or information statement for presentation at next year's annual meeting, it must be received in writing, by the Secretary of the Company at its principal executive offices, 1535 Memphis Junction Road, Bowling Green, Kentucky 42101, not later than August 11, 2008.  For any proposal not submitted for inclusion in the proxy or information statement, but sought to be presented directly at next year's meeting, SEC rules permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal by October 28, 2008 and advises shareholders in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to October 28, 2008.  If there is a change in the anticipated date of next year's annual meeting (or this deadline) by more than 30 days, we will notify you of this change through our Form 10-Q filings or by any other practicable means.

Shareholders may submit proposed nominees for director to the Board of Directors for consideration.  See "Election of Directors – Nomination Process."

Annual Report

The Annual Report on Form 10-KSB for the fiscal year ended May 31, 2007 (including an amendment), is also posted on the Company’s website at www.bankersstore.com/annualmeeting.  Shareholders who desire to receive an e-mail or “paper” copy of the Annual Report on Form 10-KSB may request a copy by calling: (800) 726-0337 or sending an e-mail to annualmeeting@bankersstore.com.

Shareholder Communication with the Board

Shareholders may communicate directly with the Board.  Communications should be sent in writing addressed to the Chairman of the Board, The Banker’s Store, Inc., 1535 Memphis Junction Road, Bowling Green, Kentucky 42101.

Questions?

If you have questions or need more information about the annual meeting, please contact:

Cynthia A. Hayden, Vice President and Secretary
The Banker’s Store, Inc.
1535 Memphis Junction Road
Bowling Green, KY 42101
(800) 726-0337

Appendix A

AMENDMENT TO AUTHORIZE SHAREHOLDER ACTION BY LESS THAN UNANIMOUS WRITTEN CONSENT

The certificate of incorporation and bylaws would be revised to include the following (in lieu of requiring action by unanimous written consent):

“Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation. In the event that the action which is consented to by written consent would have required the filing of a certificate under applicable law, if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such provision may state that written consent has been given in accordance applicable law.”

Appendix B

AMENDMENT TO AUTHORIZE ISSUANCE OF UNCERTIFICATED SHARES

Article VI, Section 1 of the Company’s Bylaws would be revised to read as follows:

“The capital stock of the corporation shall be represented by certificates, provided that the Board of Directors of the corporation may, subject to the limits imposed by law, provide by resolution or resolutions that some or all of any or all classes or series of the stock of the corporation may be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation.  Certificates shall be in such form as approved by the Directors and signed, either manually or by facsimile, by the President and countersigned by the Secretary or any Assistant Secretary.  The certificates shall be numbered and registered in the order in which they are issued; they shall be issued in consecutive order and the records of the corporation shall contain the number of each certificate, the name(s) and address(es) of the person(s) owning the shares represented by each such certificate, the number and class of such shares, and the date of issue to the owner(s) of record.  The records shall be in written form or in any other form capable of being converted to written form within a reasonable time.  Each certificate representing shares shall state upon the face thereof:

1.           That the corporation is formed under the laws of New York;

2.           The name of the person or persons to whom issued;

3.           The number and class of shares and the par value of each share represented by such certificate or a statement that the shares are without par value.  If preferred shares are issued or if shares of more than one class are issued by the corporation, each certificate will also set forth a full statement of the designations, relative rights, preferences and limitations of the shares of each class or, in the alternative, each certificate will set forth that the corporation will furnish to any shareholder upon request and without charge a full statement of the designations, relative rights, preferences and limitations of the shares of each class.

Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 1.  All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefore upon such terms and indemnity to the corporation as the directors may prescribe.”

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